Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.00001 per share, of Staffing 360 Solutions, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated August 10, 2023	RSCUBE INVESTMENT, LLC

	By:	/s/ Anil Sharma
Anil Sharma, Chief Executive Officer

/s/ Satvinder Singh
Satvinder Singh

/s/ Anil Sharma
Anil Sharma